Exhibit 10.10.1
INVESTEC BANK LTD
100 GRAYSTOM DRIVE
SANDOWN, SANDTON 2196
SOUTH AFRICA
14th September 2007
LETTER OF GUARANTEE NR — LG07/5820
We have been informed by Biwater PLC (hereinafter called “Biwater”), registration number 00929686, incorporated under the laws of the United Kingdom, that SIZA WATER COMPANY (Proprietary) LIMITED, Registration number 9818209/07 (“SIZA”) has entered into a Loan Agreement dated 5 November 2002 (hereinafter called “the Loan Agreement”) with you.
1.	At the request of Biwater (hereinafter called “Biwater”, we Fortis Bank S.A./ N.V. (hereinafter called “the Guarantor”), a Limited Company incorporated under the Laws of the England and Wales, whose head office is at 23 Camomile Court, Camomile Street, London EC3A 7PP, represented by Mr Gerald Gross and Mr Tony Miles, as duly empowered signatories duly authorised, hereby irrevocably undertake to pay unconditionally to INVESTEC BANK LIMITED (hereinafter call “INVESTEC”), registration number 1969/004763/06, a company incorporated under the Laws of South Africa, its successors and assigns (subject to article 6 below), any sum or sums not exceeding the aggregate amount of :
ZAR 17,700,000.00 (seventeen million seven hundred thousand South African Rand),
2.	Any amount or amounts claimed under this guarantee shall be immediately due and payable to INVESTEC, upon receipt by the Guarantor of a written demand from INVESTEC, sent by registered letter or SWIFT, stating:
2.1	that the amount is due and payable by SIZA under the terms of the loan agreement; and

2.2	the default provision under the Loan Agreement that triggered the Guarantee; and

2.3	details of the bank account to which the Guarantor shall make payment as contemplated in article 4 below.

3.	The Guarantor shall pay to INVESTEC the amount due and payable under the terms of the present Guarantee, regardless of whether or not the Guarantor has itself claimed against any indemnity, counter-guarantee or other security that it may have from any other person or entity in respect of such amount. The Guarantor shall not be entitled to first rely on payment from any such other person or entity providing such indemnity, counter-guarantee or other security before it pays INVESTEC’s claim.
4.	Payment of any and all amount to INVESTEC shall be made by the Guarantor via telegraphic transfer or SWIFT, into a bank account nominated by INVESTEC.
5.	This guarantee shall come into force and effect as at 14th September 2007 and shall be valid and continue to be of full force and effect until the first anniversary of the signature date. The guarantee shall be automatically extended, without written amendment, for an additional twelve month periods from the present or each future expiry date unless at least 45 days prior to the then current expiry date we have sent written notice to you at your address by registered mail or express courier or SWIFT that we elect not to extend this guarantee for any additional period beyond the then current expiry date.
6.	INVESTEC is and shall be entitled to cede, delegate and/or assign all or any of its rights and/or obligations under this guarantee absolutely or as collateral security, to any member or members (“the transferee”) of the INVESTEC group of companies (being those companies whose ultimate holding company is 1NVESTEC LIMITED or INVESTEC PLC and their respective successors and assign), with the Guarantor’s prior written consent which shall not be unreasonably withheld or delayed.
7.	The Guarantor hereby irrevocably and unconditionally represents and warrants to INVESTEC that as at the Signature date, this guarantee constitutes a legal, valid and binding obligation enforceable against the Guarantor in accordance with its terms and that all necessary consents, authorisations, approvals and clearances for the execution, delivery and performance of this guarantee have been obtained from the Guarantor’s relevant governmental authorities having jurisdiction.

8.	This Guarantee will be reduced from time to time as capital and interest payments are made, in accordance with the Loan Agreement upon presentation of a notice given by INVESTEC stating the amount repaid by SIZA.
9.	Subject to paragraph 10 below, this guarantee shall be subject to the International Chamber of Commerce (ICC) Uniform Rules for Demand Guarantees Publication n°458. Any dispute arising from this Guarantee including shall be submitted to the exclusive jurisdiction of London, and be conducted in the English language.
10.	The parties agree that, if and to the extent that there is a conflict between the ICC Uniform Rules Demand Guarantees Publication n°458 and this Guarantee, the provisions of this Guarantee shall prevail.
11.	This guarantee shall be governed by and construed in accordance with the Laws of England and Wales.
IN WITNESS WHEREOF this Guarantee has been duly executed by the Guarantor by its duly authorised representative who warrants his authority to do so.

/s/ G. Gross		/s/ Tony Miles

For and on behalf Fortis Bank S.A./N.V.		For and on behalf of Fortis Bank S.A./N.V.

Name:	G. Gross	Name:	Tony Miles

Date:	14/9/07	Date:	14.09.07